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                                                                 Exhibit 99

NEWS RELEASE
                                                        [LOGO] CORRPRO
                                                               COMPANIES INC.

COMPANY CONTACT        SM BERGER & COMPANY          World Headquarters
---------------        -------------------          1090 Enterprise Drive
Robert M. Mayer        Stanley Berger               Medina, OH 44256
CFO                    (216) 464-6400               Phone (330) 723-5082
(330) 723-5082                                      Fax (330) 723-0694
                                                    www.corrpro.com


FOR IMMEDIATE RELEASE


       CORRPRO ANNOUNCES SALE OF ROHRBACK COSASCO SYSTEMS, INC. SUBSIDIARY

MEDINA, OHIO, APRIL 3, 2003--Corrpro Companies, Inc. (AMEX:CO), announced today the sale of its Rohrback Cosasco Systems, Inc. (RCS) subsidiary in a private transaction for an undisclosed amount. This is the second successfully completed business unit sale under Corrpro's business restructuring plan to enhance earnings and lower debt levels.

 "This is another significant step in our plan to focus on our North American Operations and benefit from the ability to sell valuable, nonstrategic assets. We were able to complete the sale at a gain, with sale proceeds in line with our expectations," stated Joseph W. Rog, Chairman, President, and Chief Executive Officer of Corrpro. "In addition, we have agreed to continue as a leading distributor of Rohrback Cosasco Systems' corrosion monitoring equipment."

"The new RCS owners are industry veterans who fully appreciate the unique position of RCS in its selected niche markets. Their extensive international experience provides strong opportunities for growth and further enhancement of the quality image Rohrback Cosasco Systems enjoys," commented Gordon Erickson, who will remain with RCS as Executive Vice President. "RCS is one of the world's premier designers and suppliers of specialty corrosion monitoring products and systems in the niche markets it serves."

Corrpro was represented in this transaction by Brown, Gibbons, Lang & Company
(BGL), a leading investment bank with offices in Cleveland and Chicago. BGL specializes in providing financial advisory services to middle-market companies nationwide with total enterprise values typically ranging from $20 million to $500 million.

ABOUT CORRPRO COMPANIES: Corrpro, headquartered in Medina, Ohio, with over 50 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.


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ABOUT RCS: Based in Santa Fe Springs, California, RCS is a worldwide leader in corrosion monitoring equipment and systems. RCS provides comprehensive lines of corrosion monitoring probes, mounting and access fittings for inserting and retrieving probes, instruments for collection, display and analysis of corrosion related data, and systems and software to remotely monitor corrosion.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. Factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.